Exhibit 99.5

Customer Facing Associate Q & A
Integra Acquiring Eschelon

Q.                                   I read something about Eschelon merging or selling to another company, is this correct?

A.                                   Yes, Eschelon has signed a definitive agreement to be acquired by Integra Telecom of Portland, Oregon. The projected close date for the purchase is the end of August, 2007.  The combined company will be one of the largest and strongest competitive service providers in the country.

Q.            When will the sale be completed?

A.                                   The transaction is subject to customary closing conditions and regulatory approvals; however, we expect the sale to be completed by the end of the third quarter of 2007.

Q.            Is Eschelon having financial problems?

A.                                   Absolutely not — Eschelon has always been financially strong and still is but has accepted a purchase offer from Integra Telecom because they offered a very good price for the company and because the combined company will have operational and financial advantages that will benefit customers, employees, and shareholders.

Q.                                   Who is Integra Telecom?

A.                                 Integra is very similar to Eschelon.  They are a provider of integrated communications services to small and medium sized businesses in Arizona, California, Idaho, Oregon, Washington, Utah, Minnesota, and North Dakota.  Their website is www.integratelecom.com.

Q.            Will our service continue to work as it does today?

A.                                   Yes, you will experience no immediate change in your service, terms or billing. Any future changes will be announced prior to implementation— just like today with Eschelon.

Q.            Is there anything that I should do differently today?

A.                                 No — you should continue to use your same customer service information as you normally do. Both companies will be operating independently until the transaction closes later this year. After the transaction is completed, the company will inform you in advance of any changes.

Q.            Is there any danger of me losing my service?

A.                                   Absolutely not - Eschelon will continue to support all services prior to the completion of the sale to Integra.  Post sale, the companies will work together to support your needs—Integra is an experienced telecommunications provider and has an excellent reputation for customer service.

Q.            Will my current contract be honored?

A.                                   Yes — Integra will honor and support current contracts and customers.  Eschelon’s customers and employees are key value drivers in this transaction and Integra is committed and motivated to making sure your satisfaction is assured.

Q.            Will I call the same phone number for customer service?

A.                                 Yes for the foreseeable future. Advance notice will be provided of any changes and nothing will change in the short term.

Q.            Is this an overall a good or bad thing for us as your customer?

A.                                   We believe that it is a positive thing to happen as it makes us a larger, stronger company with a significantly enhanced set of network services and capabilities. Both Eschelon and Integra intend to be here to serve you for the long term with “state of the art” telecom services.

Q.            Will I receive additional information about this?

A.            Yes — additional information will be forwarded to you over the next several months.

Q.            What impact will this have on day-to-day operations?

A.                                 Integra has proven experience in managing successful integrations and our top priorities will be to continue providing our customers with the highest level of service and support.

Q.            What’s happening to the Eschelon employees?

A.                                 Eschelon employees will become a part of Integra when the transaction is completed and many will be involved in planning the integration of the two companies and in determining best practices to leverage in the future.

Q.            How will this change affect me?

A.                                 We are confident that you will be completely satisfied with our expanded services, and that you will continue to receive the same high level of customer service and support that you have come to expect from us.

Q.                                   Can I leave Eschelon and go to Integra?

A.                                   No — there is no need to do this.  The companies will eventually blend together and there is no advantage to customers to try and move between the two systems/networks as they will eventually be indistinguishable.  Eschelon and Integra will continue to support all contracts and terms.

Q.                                   I’m in sales and I have a prospect who does not want to come to Eschelon given fear that there service will be interrupted in the future as they get migrated to Integra’s system and/or network, what can I do?

A.                                   The prospect should not be concerned about this.  Integra and Eschelon will be putting together the best practices/systems/processes of both companies to create an even better company.  Neither Integra’s nor Eschelon’s employees or customers will be disadvantaged—so there is no need to fear a disruption in service just because they are moving to a company that is being acquired.  Integra is committed to maintaining and supporting Eschelon’s customers and their services in the future.